Exhibit 5.1

O’Melveny & Myers LLP	T: +1 949 823 6900	File Number:
610 Newport Center Drive	F: +1 949 823 6994	0159018-00010
17th Floor	omm.com
Newport Beach, CA 92660

June 7, 2021

Clean Energy Fuels Corp.
4675 MacArthur Court, Suite 800
Newport Beach, CA 92660

Re:	At-the-Market Offering of up to $100,000,000 of Common Stock of Clean Energy Fuels Corp.

Ladies and Gentlemen:

We have acted as special counsel to Clean Energy Fuels Corp., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the Company, pursuant to the equity distribution agreement, dated June 7, 2021 (the “Agreement”), between the Company and Goldman Sachs & Co. LLC, as the sales agent, of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $100,000,000 (the “Shares”), under the prospectus supplement, dated June 7, 2021, to the prospectus, dated May 10, 2021 (the “Prospectus Supplement”). The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-255959) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on May 10, 2021 (the “Registration Statement”).

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We have also assumed that the Shares, when issued, will be issued in accordance with and not in violation of any terms and conditions established by the Board of Directors or any committee thereof in the resolutions adopted by the Board of Directors or any such committee thereof with respect to the issuance of the Shares (such approvals are referred to hereinafter as the “Corporate Approvals”).

Based on this examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Agreement, one or more orders submitted by the Company for sale of Shares pursuant to the terms of the Agreement or any Terms Agreement (as defined in the Agreement) entered into pursuant to the terms of the Agreement and the Corporate Approvals, the Shares will be validly issued, fully paid and non-assessable.

The law governed by this opinion letter is limited to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Shares.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O'Melveny & Myers LLP

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